DEBT EXCHANGE AGREEMENT

THIS DEBT EXCHANGE AGREEMENT (the “Agreement”) is made as of the 20th day of July, 2021, by and between, New America Energy Corp., a Florida corporation (the “Company”), and such persons listed on Schedule I who have executed a signature page to this Agreement (each, a “Debt Holder”).

WHEREAS, the Debt Holder has previously acquired various debt from the Company in the form of promissory notes issued by the Company, as set forth on Schedule I (the “Debt”).

WHEREAS, the Company has authorized a new series of Convertible Preferred Stock of the Company designated as Series C Convertible Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”), the terms of which are set forth in the Certificate of Designation for such series of Series C Preferred Stock (the “Certificate of Designation”) in the form attached hereto as Exhibit A.

WHEREAS, subject to the satisfaction of the conditions set forth herein, the Company and each Debt Holder desire to enter into a transaction wherein the Company shall issue such aggregate number of shares of Series C Preferred Stock in exchange for each of the Debts as set forth on Schedule I.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Exchange. The closing of the Debt Exchange (the “Closing”) following the satisfaction or waiver of the conditions set forth herein (such date, the “Closing Date”). On the Closing Date, subject to the terms and conditions of this Agreement, each Debt Holder shall, and the Company shall, pursuant to Section 3(a)(9) of the Securities Act of 1933 (the “Securities Act”), exchange the Debtsfor (i) an aggregate of 390,000 shares of the Series C Preferred Stock in the amounts as set forth herein. At the Closing, the following transactions shall occur (such transactions in this Section 1, the “Debt Exchange”):

1.1.  Delivery of Debt Instruments. On the Closing Date, the Company shall issue the Series C Preferred Stock to each Debt Holder (or its designees); provided that each Debt Holder has complied with its obligations in this Section 1. As soon as commercially practicable after the Closing Date, the Company shall deliver a certificate evidencing the Series C Preferred Stock to the Debt Holder, if requested, otherwise such ownership of Series C Preferred Stock shall be evidenced by a subsequent 1-U or 8-K to be filed by the Company following the Closing Date. On the Closing Date, the Debt Holder shall be deemed for all corporate purposes to have become the holder of record of the Series C Preferred Stock and shall have the right to convert the Series C Preferred Stock.

1.2.  No Rights Following Debt Exchange. Upon receipt of the Series C Preferred Stock in accordance with Section 1.1, each Debt Holder’s rights under the Debt shall be extinguished (including, without limitation, the rights to receive, as applicable, any principal, premium, make-whole amount, accrued and unpaid interest, dividends or other payment thereon or any other shares of common stock, par value $0.00001 per share (“Common Stock”) with respect thereto (whether upon in connection with a fundamental transaction, event of default or otherwise)). In consideration for the issuance of the Series C Preferred Stock, each Debt Holder hereby irrevocably waives any obligations of the Company under the Debt or any promissory note, purchase agreement, security agreement, pledge agreement, warrant, guarantee or any other document executed in connection with the issuance of the Debt.

1.3.  Further Assurances. The Company and each Debt Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Debt Exchange.

1.4.  Termination Before Closing. If the Closing has not occurred on or prior to July 30, 2021, any Debt Holder shall have the right, by delivery of written notice to the Company to terminate this Agreement (such date, the “Termination Date”). From the date hereof until the earlier of (x) the Closing Date and (y) the Termination Date, each Debt Holder shall forbear from taking any actions with respect to the Debt not explicitly set forth herein, including, without limitation, conversions, exercises, redemptions, exchanges or delivery of written notice to the Company to require the conversion, exercise, redemption or exchange of any of the Debt.

1.5.  Representations and Warranties True at Closing. It shall be a condition to the obligation of the Debt Holder on the one hand and Company on the other hand, to consummate the Debt Exchange contemplated hereunder that the other party’s representations and warranties contained herein are true and correct on the Closing Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

1.6.  Deliveries. At or before the Closing, each Debt Holder shall deliver or cause to be delivered to the Company, (i) the Debt held by such Debt Holder free and clear of all liens, encumbrances, security interests, options or other purchase rights, equities, charges, claims, pledges, defects of title or other restrictions of any kind (other than federal and state securities laws) (ii) the executed Agreement and (iii) other items required to effectuate the Debt Exchange.

2.  Representations and Warranties of the Company. The Company hereby represents and warrants to each Debt Holder that:

2.1.  Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as defined below) on its business or properties. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, if any, individually or taken as a whole, or on the transactions contemplated hereby or on the Debt Exchange (as defined below) or by the agreements and instruments to be entered into (or entered into) in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under this Agreement or the Exchange.

2.2.  Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder and thereunder, and the authorization of the Debt Exchange, the issuance (and reservation for issuance) of the Series C Preferred Stock have been taken on or prior to the date hereof.

2.3.  Valid Issuance of the Series C Preferred Stock. The Series C Preferred Stock shares when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, and, when converted, the Common Stock when issued in accordance with the terms of the Certificate of Designation, for the consideration expressed therein, will be duly and validly issued, fully paid and non-assessable.

2.4.  Consents; Waivers. No consent, waiver, approval or authority of any nature, or other formal action, by any individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof (each, a “Person”), not already obtained, is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions provided for herein and therein.

2.5.  Acknowledgment Regarding Debt Holder’s Purchase of Series C Preferred Stock. The Company acknowledges and agrees that each Debt Holder is acting solely for itself and not any other Debt Holder in the capacity of arm’s length purchaser with respect to this Agreement and the Debt Exchange and the transactions contemplated hereby and thereby and that each Debt Holder is not (i) an officer or director of the Company, (ii) an “affiliate” of the Company (as defined in Rule 144 promulgated under the Securities Act), or (iii) to the knowledge of the Company, a “beneficial owner” of more than 9.9% of the shares of Common Stock (as defined for purposes of Rule 13d-3 under the Exchange Act). The Company further acknowledges that each Debt Holder is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Debt Exchange and the transactions contemplated hereby and thereby, and any advice given by the Debt Holder or any of its representatives or agents in connection with the Debt Exchange and the transactions contemplated hereby and thereby is merely incidental to the Debt Holder’s acceptance of the Series C Preferred Stock. The Company has not (i) received any consideration from each Debt Holder for the Series C Preferred Stock received in the Debt Exchange, other than the Debt exchanged herein, (ii) paid any commission or remuneration for the solicitation of the Debt Exchange or (iii) offered any shares of the Series C Preferred Stock to any Person other than each Debt Holder.

3.  Representations and Warranties of the Debt Holder. Each Debt Holder hereby represents, warrants and covenants that:

3.1.  Authorization. The Debt Holder has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

3.2.  Debt Exchange Only. The Debt Holder is a current holder of Debt and has not provided any consideration to the Company for the Series C Preferred Stock received in the Debt Exchange other than the Debt. Each Debt Holder understands that: (i) the Series C Preferred Stock have not been and are not being registered under the Securities Act or any state securities laws, and the Series C Preferred Stock issued in the Debt Exchange may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) pursuant to Rule 144, or (C) pursuant to another exemption from registration under the Securities Act, including but not limited to Section 3(a)(9) thereunder.

3.3.  No Governmental Review. The Debt Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Series C Preferred Stock or the fairness or suitability of the investment in the Series C Preferred Stock nor have such authorities passed upon or endorsed the merits of the offering of the Series C Preferred Stock.

3.4.  Validity; Enforcement; No Conflicts. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Debt Holder and shall constitute the legal, valid and binding obligations of the Debt Holder enforceable against the Debt Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.5.  Ownership of the Debt. The Debt Holder owns and holds, beneficially and of record, the entire right, title, and interest in and to the Debt free and clear of all rights and liens (other than pledges or security interests (x) arising by operation of applicable securities laws and (y) that the Debt Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker). The Debt Holder has full power and authority to transfer and dispose of the Debt to the Company free and clear of any right or lien. Other than the transactions contemplated by this Agreement, there is no outstanding, plan, pending proposal, or other right of any Person to acquire all or any part of the Debt or any shares of Common Stock issuable upon conversion of the Debt.

3.6.  Release of Reserve. If prior to the date hereof, the Debt Holder had a share reserve with the Company’s transfer agent, it has instructed such transfer agent to release the amount shares of Common Stock the Debt Holder has reserved of the maximum number of shares of Common Stock issuable upon conversion of any of the Debt.

4.  Additional Covenants.

4.1.  Fees and Expenses. Except as otherwise set forth above, each party to this Agreement shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

4.2.  Legal Opinions. The Company agrees to take all actions, including, without limitation, the issuance by its legal counsel, or any legal counsel reasonably acceptable to the Company, of any legal opinions, in the connection of any sale of Common Stock issued upon conversion of Series C Preferred Stock by any Debt Holder; provided that each such Debt Holder provides customary representation letters and all other such documentation as required by counsel to the Company to issue a legal opinion.

5.  Miscellaneous

5.1.  Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2.  Governing Law; Exclusive Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

5.3.  Notices. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar overnight next business day delivery, or by email followed by overnight next business day delivery, to the address as provided for on the signature page to this Agreement.

5.4.  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Debt Holder.

5.5.  Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

5.6.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.7.  Survival. Sections 4 and 5 of this Agreement shall survive the Closing and delivery of the Series C Preferred Stock.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

NEW AMERICA ENERGY CORP.

By: /s/ Jeffrey Canouse

Name: Jeffrey Canouse

Title: Chief Executive Officer

Address for Notices:

240 Vaughan Drive

Suite 200

Alpharetta, GA 30009

Email: jeffcanouse@gmail.com

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

DEBT HOLDERS:

Name of Debt Holder:

Machiavelli LTD, LLC

By:  /s/ Joseph Canouse

Officer: Joseph Canouse

Title: Manager

Date: 7/24/21

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

DEBT HOLDERS:

Name of Debt Holder:

Oscaleta Partners LLC

By: /s/ Stephen Hicks

Officer: Stephen Hicks

Title: Manager Date: 7/20/21

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

DEBT HOLDERS:

Name of Debt Holder:

Livingston Asset Management LLC

By: /s/ Stephen Hicks

Officer: Stephen Hicks

Title: Manager

Date: 7/20/2021

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

DEBT HOLDERS:

Name of Debt Holder:

Carpathia, LLC

By:  /s/ Joseph Canouse

Officer: Joseph Canouse

Title: Manager

Date: 7/27/21

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

DEBT HOLDERS:

Name of Debt Holder:

JP Carey Enterprises, Inc.

By:  /s/ Joseph Canouse

Officer: Joseph Canouse

Title: Manager

Date: 7/24/21

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

DEBT HOLDERS:

Name of Debt Holder:

Jahoco, LLC

By:  /s/ James P. Canouse

Officer: Jame P. Canouse

Title: Manager

Date: 7/20/21

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

DEBT HOLDER:

Name of Debt Holder:

Jeffrey M. Canouse

By: /s/ Jeffrey M. Canouse

Officer: Individual

Title: Individual

Date: 7/20/21

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date provided above.

DEBT HOLDERS:

Name of Debt Holder:

Anvil Financial Management, LLC

By: /s/ Jeffrey M. Canouse

Officer: Jeffrey M. Canouse

Title: Manager

Date: 7/20/21

EXHIBIT A

Certificate of Designation for Series C Preferred Stock

[See attached]

NEW AMERICA ENERGY CORP.

SERIES C 2% CONVERTIBLE PREFERRED STOCK TERMS

Section 1. Designation, Amount and Par Value.

The series of preferred stock shall be designated as the Series C 2% Convertible Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated and authorized shall be Three Hundred Ninety Thousand (390,000). Each share of Series C Preferred Stock shall have a par value of $0.00001 per share and a stated value of

$100 per share (the “Stated Value”).

Section 2. Dividends.

(a)  Holders of Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall accrue, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the Issuance Date, cumulative dividends on the Series C Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to two percent (2%) per annum on the Stated Value, payable in additional shares of Series C Preferred Stock. The party that holds the Series C Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Series C Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(b)  So long as any shares of Series C Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the Holders of eighty percent (80%) of the shares of Series C Preferred Stock then outstanding (the “Requisite Holders), redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

Section 3. Voting Rights; Negative Covenants.

Each holder of the Series C Preferred Stock shall have the right to vote on any matter that may from time to time be submitted to the Company's shareholders for a vote, on an as-converted basis, either by written consent or by proxy. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Requisite Holders, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series C Preferred Stock, (d) increase the authorized or designated number of shares of Series C Preferred Stock, (e) apart from shares issued as a dividend pursuant to Section 2 (a), issue any additional shares of Series C Preferred Stock (including the reissuance of any shares of Series C Preferred Stock converted for Common Stock) or (f) enter into any agreement with respect to the foregoing.

Section 4. Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series C Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof then due and payable prior to any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series C Preferred Stock shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series C

Preferred Stock. A “Sale” shall mean a sale of the majority of assets, a merger (other than where the Company is the surviving entity) or consolidation by the Company with another corporation or other entity.

Section 5. Conversion.

(a)  Conversion at Option of Holder. Each share of Series C Preferred Stock shall be convertible into Ten Thousand (10,000) shares of the Company’s Common Stock (“Conversion Ratio”), at the option of a Holder, at any time and from time to time, from and after the issuance of the Series C Preferred Stock, except that such conversion will automatically be adjusted so that the Holder’s total beneficial ownership does not exceed greater than 9.99% of the issued and outstanding shares of the Company’s Common Stock. A Holder shall affect a conversion by surrendering to the Company the original certificate or certificates representing the shares of Series C Preferred Stock to be converted to the Company, together with a completed form of conversion notice attached hereto as Exhibit B (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be affected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Conversion Date”). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 5(a). Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable.

(b)  The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series C Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Series C Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of sub-section (b) upon the conversion of all outstanding shares of Series C Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

(c ) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the Holder of the Series C Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series C Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(d)  The issuance of certificates for shares of Common Stock on conversion of Series C Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series C Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(e)  Shares of Series C Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

(f)  Any and all notices or other communications or deliveries to be provided by the Holders of the Series C Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the President of the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series C Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day (as defined in Section 7) following the date of mailing, if send by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Schedule I

Debt Table

As of June 30, 2021

Debt and accrued interest- non related party*	$ 945,580

Debt and accrued interest- related party* (Anvil Financial Management, LLC.)	$ 139,557

Short term investor notes	$ -

Compensation payable to Jeff Canouse	$ 824,361

Liability under 3a10 (estimated)	$230,000

Cash from 3a10	$ -

Accounts payable (mostly from 2014- maybe write- off $100K) Accrued Rent is the only outstanding amount as of June 30th.	$ 8,750

Related party liability

Total liabilities	$ 1,918,248

*- see attachment- gross amount

Adjusted liabilities	$ -

Debt Holders

Series C			Preferred Shares
			390,000

Creditor	Total	Percentage	Each
Jahoco	$147,100.38	7.67%	29,907
Machiavelli LTD, LLC	$107,474.06	5.60%	21,851
Anvil Financial Management, LLC	$139,556.31	7.28%	28,373
Carpathia, LLC	$61,020.67	3.18%	12,406	includes 8750 rent
JP Carey Enterprises, Inc	$528,811.50	27.57%	107,513
Oscaleta Partners LLC	$42,267.69	2.20%	8,593
Livingston Asset Management LLC	$67,656.39	3.53%	13,755
Jeffrey M. Canouse	$824,361.00	42.97%	167,601

	$1,918,248.00	100%	390,000